Exhibit 99.1
PRESS RELEASE

South American Gold Signs Agreement to Lease With Option to Purchase the Baltimore Silver Mine

RICHMOND, IN--(Marketwire - August 9, 2012) - South American Gold (OTCQB: SAGD) is pleased to announce it has signed a binding memorandum of understanding to lease with option to purchase the Baltimore Silver mine, a former producing silver mine in western Montana.

The Baltimore Silver Mine is a former producing silver mine in an historic mining district located on private land in Jefferson County, Montana, at an elevation of approximately five thousand eight hundred feet above sea level.

The history of the Baltimore Mine dates back to the nineteenth century, with historical information indicating that recorded production was 18,148 tons of ore yielding 1,734 ounces of gold, 275,489 ounces of silver, however extensive modern exploration drilling has not been conducted on the property. The property covers roughly sixty acres, has six tunnels and a reported 400-foot shaft. By 1911 there were two thousand feet of underground workings and two tunnels with a work force of sixty men; in 1935 four tunnels and three thousand feet of underground drifts and crosscuts, with an additional two tunnels present by 1960. In 1966 and in 1989 sampling was conducted on the property with limited drilling conducted. This historical information has not been independently verified by the company, and the company is compiling the database of records on the property including assay reports from 1966 and 1989.

We are reviewing historical data to prepare an exploration plan and preliminary assessment that will include reviewing the infrastructure to determine cost for rehabilitation, access to underground workings, and best target areas for drilling to determine future production potential. Key variables include determining the grade and extent of mineralization on the property, and development capital requirements.

The terms of the memorandum of understanding ("MOU") with a private corporation to lease with option to purchase the property include, an annual lease fee of ten to twenty thousand dollars, all production subject to a three percent net smelter return, a ten-year lease term with an extension of fifteen years upon payment of an additional one hundred thousand dollars, a purchase price of five hundred thousand dollars that can be exercised at any time during the lease, and payment of ten million shares of restricted common stock for entering into the agreement, with a definitive agreement to be signed within ninety days and the company has twenty days in which to issue restricted shares as initial consideration for the project. Further details on the agreement may be found in our 8K filing.

About South American Gold:

South American Gold Corp (OTCQB: SAGD) is an exploration mining company focused on the discovery, acquisition, exploration and development of gold and silver deposits in North and South America. Our strategy is to acquire a pipeline of mining prospects in historic mining districts to explore, develop or joint venture, with an objective of establishing commercial production. The company in the last ten months has acquired mining prospects in Arizona, Nevada, Montana, and continues to consider projects in Colombia, Mexico and other regions.

Disclaimer

This release contains forward-looking statements that are based on beliefs of South American Gold Corp. management and reflect South American Gold Corp.'s current expectations as contemplated under section 27A of the Securities Act

DISCLAIMER:

Please note the date of the release appears in real time and will automatically update as your release crosses the wires. To make changes or to schedule your release for distribution please email issuerservices@issuerdirect.com or call our issuer services group at 919.481.4000. If there is a problem with your news distribution, please note that Issuer Direct must be contacted no more than 90 minutes after your intended cross time in order to be of assistance. Any correspondence received outside of this timeframe will be dealt with at the discretion of management.  Per our corporate policy, this release will not be made public without your direct approval. of 1933, as amended, and section 21E of the Securities and Exchange Act of 1934, as amended. When we use in this release, the words "estimate," "project," "believe," "anticipate," "intend," "expect," "plan," "predict," "may," "should," "will," "can," the negative of these words, or such other variations thereon, or comparable terminology, are all intended to identify forward looking statements. Such statements reflect the current views of South American Gold Corp. with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance, or achievement expressed or implied by such forward-looking statements to differ materially from the forward-looking statements. The information contained in this press release is historical in nature, has not been updated, and is current only to the date shown in this press release. This information may no longer be accurate and therefore you should not rely on the information contained in this press release. To the extent permitted by law, South American Gold Corp. and its employees, agents and consultants exclude all liability for any loss or damage arising from the use of, or reliance on, any such information, whether or not caused by any negligent act or omission. This press release incorporates by reference the Company's filings with the SEC including 10K, 10Q, 8K reports and other filings. Investors are encouraged to review all filings. The company has limited financial capability to implement its business plan. The Baltimore Mine information is based on historic information, and the company has not conducted a preliminary economic assessment, nor has determined the costs of rehabilitation to gain access to historic production areas. There is no assurance of an economic deposit on the property, nor the capital required to be available for drilling, rehabilitation and infrastructure construction.

Investor Inquiries:

1-765-356-9726 1-765-356-9737 (FAX)
Web Site: www.sagoldcorp.com
Email: info@sagoldcorp.com

DISCLAIMER:

Please note the date of the release appears in real time and will automatically update as your release crosses the wires. To make changes or to schedule your release for distribution please email issuerservices@issuerdirect.com or call our issuer services group at 919.481.4000. If there is a problem with your news distribution, please note that Issuer Direct must be contacted no more than 90 minutes after your intended cross time in order to be of assistance. Any correspondence received outside of this timeframe will be dealt with at the discretion of management.  Per our corporate policy, this release will not be made public without your direct approval.